FOR IMMEDIATE RELEASE                 Contact:          Richard B. Witaszak
                                                        Chief Financial Officer
                                                        (901)362-3733, Ext. 2217

         FRED'S COMPLETES ACQUISITION OF 17 STORES FROM CVS CORPORATION
                         ------------------------------
                COMPANY ANNOUNCES FIVE-FOR-FOUR STOCK SPLIT AND A
                     25% INCREASE IN THE QUARTERLY DIVIDEND

MEMPHIS, Tennessee (November 24, 1997) - Fred's, Inc. (Nasdaq/NM:FRED) today said that it has completed the previously announced acquisition of 17 stores from CVS Corporation in a cash transaction. The acquisition strengthens Fred's presence in Alabama, Georgia, Mississippi, and Tennessee, where these stores are located.

         Michael J. Hayes, Fred's President and Chief Executive Officer, noted that the stores involved in this transaction currently generate annual sales in excess of $50 million. He said the acquired stores should begin to have a positive impact on Fred's earnings in the first quarter of 1998.

         Separately, the Company announced that its Board of Directors has approved a five-for-four stock split, to be effected as a 25% stock dividend. The new shares - one additional share of common stock for every four shares currently held by stockholders - will be distributed on December 19, 1997, to stockholders of record on December 5, 1997. Fred's currently has 9.4 million common shares outstanding. Cash will be paid in lieu of fractional shares.

         Fred's also announced that its Board has declared a quarterly cash dividend of $.05 per share, payable on the same record date as the stock split for both old and new shares. This represents an increase of 25% from the previous rate of $.04 per share per quarter, adjusted for the stock split. The higher dividend will be paid on December 19, 1997, together with the stock dividend.

         Commenting on the announcement, Hayes said, "It is gratifying that the Company's continued growth and its strong financial position has enabled the Board to declare this split and increase the cash dividend rate. We are confident that the additional shares outstanding will benefit stockholders by increasing the trading activity, visibility and liquidity of our shares."

     Fred's, Inc. operates 258 discount general merchandise stores in the southeastern United States. The Company also markets goods and services to 31 franchised Fred's stores.